Exhibit 99.1
PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Finance
NuVasive, Inc.	NuVasive, Inc.
858-909-1998	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:	Investors:
Jason Rando	Stephan S. Ogilvie
The Ruth Group	Sr. Dir., Business Development & Investor Relations
646-536-7025	858-638-5556
jrando@theruthgroup.com	investorrelations@nuvasive.com
NuVasive Announces Preliminary Unaudited Full Year 2008 Financial Results
Anticipates Full Year 2008 Revenue of Approximately $250 Million
Announces Full Year 2009 Revenue Guidance of $345 Million to $350 Million
SAN DIEGO, January 23, 2009 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, today announced preliminary unaudited financial results for the full year ended December 31, 2008 and provided financial guidance for the full year 2009.
NuVasive anticipates full year 2008 revenue of approximately $250 million. The Company also expects to exceed its Osteocel® guidance for 2008 with $10 million in revenue and is now launching the product through its exclusive sales force. The Company announced anticipated full year 2008 revenue in advance of its National Sales Meeting, which will take place January 23-24, 2009. The Company anticipates full year 2008 earnings per share of $0.07 - $0.09 excluding in-process research and development costs and other adjustments related to a one-time leasehold termination charge, transitional support costs related to the Company’s ERP system, and intellectual property litigation expense.

NuVasive also announced revenue guidance for the full year 2009. The Company expects full year 2009 revenue to be in the range of $345 million to $350 million. Osteocel revenue in the fourth quarter 2008 included approximately $5 million in sales to former distributors of Osiris Therapeutics, Inc. (Nasdaq: OSIR). As the Company launches the Osteocel product through its exclusive sales force, it will not have the benefit of this revenue in first quarter 2009. As a result, overall first quarter 2009 revenue should be flat compared to fourth quarter 2008, but the Company expects Osteocel sales to ramp throughout the year to its annual guidance of $28 million.
The Company reiterated full year 2009 non-GAAP operating margins of 11% - 13% excluding stock based compensation, amortization of intangibles, intellectual property litigation fees, and impact of the Progentix Orthobiology BV investment.
NuVasive will not be holding a conference call to discuss its preliminary unaudited full year 2008 financial results. The Company will announce complete financial and operating details of its fourth quarter and full year ended December 31, 2008 and give detailed 2009 guidance after the market closes on February 25, 2008 and hold a conference call at 5:30 p.m. ET (2:30 p.m. PT).
Alex Lukianov, Chairman and Chief Executive Officer, said, “We are very pleased with the Company’s revenue achievement in conjunction with our earnings performance in 2008, especially considering the challenging economic times. This week, we look forward to recognizing and rewarding our top performers at our National Sales Meeting.”
About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $4.6 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS®, as well as a growing offering of biologics, cervical and motion preservation products.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings: NeuroVision® a proprietary software-driven nerve avoidance system; MaXcess® a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent®, that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s product offering is also focused on cervical internal fixation products and its R&D pipeline emphasizes both MAS and motion preservation. NuVasive’s Biologic product portfolio includes FormaGraft®, Osteocel Plus, and the Progentix products, all of which are intended to facilitate fusion and complement the core fixation products.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts and the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.